Hub Group, Inc.

INSIDER TRADING POLICY

Revised, approved and adopted as of February 23, 2023

I.
Introduction

Federal law prohibits securities trading by individuals in possession of material nonpublic information. Under these laws, employees of Hub Group, Inc. and/or any of its affiliates (collectively, the “Company”), who learn certain information about the Company may not trade in the Company’s common stock or exchange-traded options until that information has been disclosed publicly. Employees also may not tip or give such information to anyone inside or outside the Company. In addition, certain executive employees of the Company are further restricted by Section 16 of the Securities Exchange Act from buying and selling securities at close intervals.

This policy sets forth who is covered by the insider trading rules, what you can and cannot do legally and who to contact if you have questions about insider trading.

II.
Scope
A.
This policy covers all directors, officers and employees of the Company, their family members and other members of a person’s household (collectively referred to as “Insiders”), and any outsiders whom the Compliance Officer (who shall be the General Counsel of the Company) may designate as Insiders because they have access to material nonpublic information concerning the Company. The policy also covers entities controlled by such persons, including any corporations, partnerships or trusts. Additionally, this policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual continues to be prohibited from trading in Company securities until such information has become public or is no longer material.
B.
The policy applies to any and all transactions in the Company’s securities, including its common stock and options to purchase common stock, and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities. For the avoidance of doubt, use of term “trade” in this policy refers to both market transactions and other transactions, including private sales, gifts and charitable contributions.
C.
The policy has been adopted by the Board of Directors and is delivered to all directors, officers, employees and designated outsiders, and to all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the Company. Upon first receiving a copy of the policy, everyone must sign an acknowledgment that he or she has received a copy and agrees to comply with the policy’s terms. Section 16 Individuals as defined below, are required to certify compliance with the policy on an annual basis in the Director & Officer Questionnaire.

III.
Insider Trading

It is unlawful for anyone to trade in Company securities while in possession of material nonpublic information. Accordingly, whenever you receive information about the Company which constitutes material nonpublic information, you may not trade in any Hub Group securities while in possession of such information. Moreover, you must refrain from disclosing the information to others who do not have a legitimate business reason to know.

Definition of Material Nonpublic Information

A.
Material Information

Information about the Company is material if it would be expected to affect the investment or voting decisions of the reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the price of Company securities. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material:

1.
Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.
2.
Company projections and strategic plans.
3.
Potential mergers, acquisitions or the sale of Company assets or subsidiaries.
4.
New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.
5.
Significant changes or developments in service offerings.
6.
Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
7.
Significant changes in senior management.

8.
Significant labor disputes or negotiations.
9.
Actual or threatened major litigation, or the resolution of such litigation.

B.
Nonpublic Information

Material information is nonpublic if it has not been widely disseminated to the public through major news wire services, national news services or financial news services. For the purposes of this policy, information will be considered public, i.e., no longer nonpublic, after one full Trading Session has elapsed following the Company’s widespread public release of the information. As used herein, the term “Trading Session” shall mean, on a day on which the NASDAQ Stock Market is open for trading, the period from the time trading begins until it ends on such day. Therefore, if the announcement is made on Monday after trading begins, a person covered by this policy may not trade in Company securities until Wednesday of that week. If an announcement is made before the commencement of trading on a Monday, a person covered by this policy may trade in Company securities starting on Tuesday of that week, as one full Trading Session would have elapsed by that time.

C.
Consult the Compliance Officer for Guidance

Anyone who is unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

When any securities transaction becomes the subject of legal scrutiny, it may be viewed after the fact with the benefit of “20/20 hindsight.” As a result, before engaging in any securities transaction, carefully consider how regulators and others might view the transaction.

IV.
Section 16 Individuals
A.
Section 16 Individuals. The Company has designated those persons listed on Attachment A as the individuals who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the Exchange Act), and the underlying rules and regulations promulgated by the Securities and Exchange Commission (SEC) (the “Section 16 Individuals”). Section

16 Individuals must obtain prior approval of all trades in Company securities from the Compliance Committee in accordance with the procedures set forth in Section VII below. The “Compliance Committee” is comprised of the Chief Executive Officer and the General Counsel of the Company.

The Company will amend Attachment A from time to time as necessary to reflect the addition, resignation or departure of Section 16 Individuals. Such amendment to Attachment A does not require approval of the Board of Directors.

V.
Statement of Company Policy and Procedures
A.
Prohibited Activities.
1.
MNPI. No Insider may trade in Company securities while possessing material nonpublic information concerning the Company.
2.
Trading window. No Insider may trade in Company securities outside the applicable trading windows described in Section V.B below, or during any special trading blackout periods designated by the Compliance Officer.
3.
Section 16 Officers. No Section 16 Individual listed on Attachment A attached hereto may trade in Company securities unless the trade(s) has been approved by the Compliance Committee in accordance with the procedures set forth in Section VII below. To the extent possible, Section 16 Individuals should retain all records and documents that support their reasons for making each trade.
4.
Compliance Officer. The Compliance Officer may not trade in Company securities unless the trade(s) has been approved by the other member of the Compliance Committee in accordance with the procedures set forth in Section VII below.
5.
Tipping. No Insider may tip or disclose material nonpublic information concerning the Company to any outside person (including family members, analysts, individual investors, and members of the investment community or news media), unless required as part of that insider’s regular duties for the Company and authorized by the Compliance Officer. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Chairman, Vice Chairman, President, Chief Financial Officer or Compliance Officer.
6.
Trading Advice. No Insider may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that Insiders should advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when the Insiders do not possess material nonpublic information about the Company.

7.
Short Sale. No Insider may trade in any interest or position relating to the future price of Company securities, such as a put, call or short sale.
8.
Trading in Securities of Other Companies. No Insider may (a) trade in the securities of any other public company while possessing material nonpublic information concerning that company, (b) tip or disclose material nonpublic information concerning any other public company to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while possessing material nonpublic information about that company.
9.
Hedging. No Insider may engage in hedging transactions involving Company securities, including forward sale or purchase contracts, equity swaps, collars or exchange funds. Such transactions are speculative in nature and therefore create the appearance that the transaction is based on nonpublic information.
10.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.
11.
Charitable gifts. Insiders are permitted to make charitable gifts of Company stock, regardless of whether a trading window is open or a Blackout Period is in effect, provided the Insider obtains prior approval from either the Compliance Committee or the Compliance Officer.

B.
Trading Windows and Blackout Periods.
1.
Trading Windows for Section 16 Individuals. After obtaining trading approval from the Compliance Committee in accordance with the procedures set forth in Section VII below, Section 16 Individuals listed on Attachment A attached hereto may trade in Company securities only during the period beginning once one full Trading Session has elapsed following the Company’s widespread public release of quarterly or year-end earnings, and ending at the close of trading on the 15th day of the last month of the then- current fiscal quarter.
2.
Trading Windows for All Other Insiders at Director-level or above. All other Insiders at Director-level or above (other than Section 16 Individuals as addressed above) may trade in Company securities only during the period beginning once one full Trading Session has elapsed following the Company’s widespread public release of quarterly or year-end earnings and ending at the close of trading on the 15th day of the last month of the then-current fiscal quarter.
3.
No Trading During Trading Windows While in the Possession of Material Nonpublic Information. No Insiders possessing material nonpublic information concerning the Company may trade in Company securities even during applicable trading windows. Persons possessing such information may trade only during the period beginning once one full Trading Session has elapsed following the Company’s widespread public release of the information.
4.
No Trading During Blackout Periods. No Insiders at Director-level or above may trade in Company securities outside of the applicable trading windows or during any special blackout periods that the Compliance Officer may designate (“Blackout Period”). This includes changes in allocations of 401k contributions into and out of the Hub Group Stock Fund, as further discussed in Section

VIII.2 below. No Insiders may disclose to any outside third party that a special blackout period has been designated.

5.
Exceptions for Hardship Cases. The Compliance Officer may, on a case-by- case basis, authorize trading in Company securities outside of the applicable trading windows (but not during a special blackout period) due to financial hardship or other hardships, but only in accordance with the procedures set forth in Section VII.B below.
6.
Exceptions for Rule 10b5-1 Plans. An Insider may purchase or sell stock outside the trading window if the individual has executed a plan meeting the requirements of Rule 10b5-1 under the Exchange Act. The Plan must be put into place while the trading window is open and the Insider is not in possession of material non-public information. Section 16 Individuals must have pre- approval of their Rule 10b5-1 Plans from the Compliance Committee.

C.
Approved Rule 10b5-1 Plans. An Insider can avoid liability for insider trading by taking advantage of the affirmative defense established by Rule 10b5-1 under the Exchange Act. Rule 10b5-1 allows purchases and sales to be made for the account of a person at a time when that person is aware of material, non-public information if the transaction is pursuant to a binding contract, specific instruction or written plan that was entered into at a time when the person was not aware of any material, non-public information and the plan complies with the other requirements of Rule 10b5-1. Such an arrangement is referred to as a “Rule 10b5-1 Plan”. Trades by Insiders in the Company’s securities pursuant to an approved Rule 10b5-1 Plan are not subject to the prohibition on trading only during trading windows. The Company requires that all Section 16 Individuals’ Rule 10b5-1 Plans be approved in writing in advance by the Compliance Officer. If you have any interest in adopting a Rule 10b5-1 Plan, please contact the Compliance Officer for additional information.
VI.
Compliance Committee Duties & Procedures
A.
The Compliance Committee will consist of the Chief Executive Officer and the General Counsel. The Compliance Committee will review and either approve or prohibit all proposed trades by Section 16 Individuals in accordance with the procedures set forth in Section VII below.
B.
In addition to the trading approval duties described in Section VII below, the duties of the Compliance Officer will include the following:
1.
Administering this policy and monitoring and enforcing compliance with all policy provisions and procedures.
2.
Responding to all inquiries relating to this policy and its procedures.
3.
Designating and announcing special trading blackout periods during which those individuals who are subject to the special trading blackout may not trade in Company securities.
4.
Providing copies of this policy and other appropriate materials to all current and new directors, officers and employees, and such other persons who the Compliance Officer determines have access to material nonpublic information concerning the Company.

5.
Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933 (the Securities Act); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
6.
Revising the policy as necessary to reflect changes in federal or state insider trading laws and regulations.
7.
Assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities.
8.
Maintaining the accuracy of the list of Section 16 Individuals as attached on Attachment A and updating it periodically as necessary to reflect additions to or deletions from each category.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties or the duties of the other members of the Compliance Committee in the event that the Compliance Officer or other Committee members are unable or unavailable to perform such duties.

VII.
Procedures for Approving Trades by Section 16 Individuals and Hardship Cases
A.
Section 16 Individual Trades. No Section 16 Individual may trade in Company securities until:
1.
The person trading has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s),
2.
The person trading has certified to the Compliance Officer in writing no earlier than five business days prior to the proposed trade(s) that (i) he or she is not in possession of material nonpublic information concerning the Company and (ii) the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act, and
3.
The Compliance Committee has approved the trade(s) and the Compliance Officer has certified the Committee’s approval in writing.

4.
After receiving approval, the Section 16 Individual must execute the approved trade(s) within three business days (and in any event, prior to the expiration of the five-business day period referenced in Section VII.A.2).
B.
Hardship Trades. The Compliance Officer may, on a case-by case basis, authorize trading in Company securities outside of the applicable trading window due to financial hardship or other hardships only after:
1.
The person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s).
2.
The person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that he or she is not in possession of material nonpublic information concerning the Company, and
3.
The Compliance Committee has approved the trade(s) and the Compliance Officer has certified the Committee’s approval in writing. Only the Compliance Officer’s approval is necessary for hardship trades by Insiders who are not Section 16 Individuals.
C.
No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer or Compliance Committee to approve any trades requested by Section 16 Individuals or hardship applications. The Compliance Officer or Compliance Committee may reject any trading requests at their sole reasonable discretion.
VIII.
Employee Benefit Plans

1.
Stock Option Plans. The policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which an Insider elects to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The policy does apply, however, to any sale of stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.
401k Plans.

Allocation of new 401k funds to the Hub Group Stock Fund: Except as set forth below, the trading prohibitions and restrictions set forth in this policy do not apply to periodic contributions of new funds by the Company or employees to employee benefit plans (e.g., 401K plans) which are used to purchase Company securities pursuant to the employees’ advance instructions. Employees may change their allocation of new 401k contributions into the Hub Group Stock Fund only when the trading window set forth above is open.

Transfer of existing funds into or out of the Hub Group Stock Fund: All elections to transfer money from one fund into the Hub Group Stock Fund or elections to transfer money out of the Hub Group Stock Fund into another fund must be made within the trading window set forth above.

No officers or employees may alter their instructions regarding the purchase or sale of Company securities in such plans while in the possession of material nonpublic information.

IX.
Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal of state securities laws and regulations, e.g., short-swing trading by Section 16 Individuals or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1993. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.

X.
Civil and Criminal Penalties

Violation of insider trading laws could result in civil or criminal penalties under applicable federal securities laws. The SEC and the Department of Justice vigorously pursue alleged violations of the insider trading laws, even in cases where the alleged illegal profit is very small. The sanctions for individuals who trade on inside information (or tip information to others) include:

A.
A civil penalty of up to three times the profit gained or loss avoided;
B.
A criminal fine (no matter how small the profit) of up to $5 million ($25 million for an entity);
C.
A jail term of up to twenty years; and
D.
A temporary or permanent ban from serving as an officer or director of any public company.

Insider trading violations can also expose a company (and possibly supervisory personnel) to civil and criminal liability.

XI.
Company Discipline

Violation of this policy or federal or state insider trading or tipping laws by any director, officer or employee of the Company, or their family members, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company up to and including termination.

XII.
Reporting of Violations

Any insider who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insiders, must report the violation immediately to the Compliance Officer or the Company’s ethics hotline, which can be reached at (877) 279-7436 or securityvoice.com/reports. Upon receiving a report of any such violation, the Compliance Officer, in consultation with the other Compliance Committee members and the Company’s legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

XIII.
Individual Responsibility

Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member or entity whose transactions are subject to this policy, as discussed herein, also comply with this policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Committee, the Compliance Officer or any other employee pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

XIV.
Administration

This policy shall be reviewed and approved annually by the Nominating and Governance Committee and this policy shall be maintained by the legal department of the Company. The Company will amend Attachment A from time to time as necessary to reflect the addition, resignation or departure of Section 16 Individuals. Such amendment to Attachment A does not require approval of the Board of Directors.

XV.
Inquiries

Please direct all inquiries regarding any of the provisions or procedures of this policy to the Compliance Officer.